Exhibit 99.1

             PharmaFrontiers Completes $5.08 MM Financing

   THE WOODLANDS, Texas--(BUSINESS WIRE)--June 20, 2005-- PharmaFrontiers Corp. (OTCBB:PFTR), a company involved in the development and commercialization of cell therapies, has completed a private placement to institutional and other accredited investors of approximately 3,387,217 units at $1.50 per unit; each unit is comprised of one share of newly issued common stock and three separate types of warrants to purchase a total of 2.75 shares of common stock at stated exercise prices for each type of warrant. Aggregate gross proceeds to the Company were $5.08MM. In connection with the private placement, PharmaFrontiers has agreed to file a registration statement on Form SB-2 by July 15, 2005 to register the re-sale of the shares of common stock and the shares underlying the warrants.

   About PharmaFrontiers Corp.

   PharmaFrontiers' strategy is to develop and commercialize cell therapies to treat several major disease areas such as cardiac and pancreatic conditions and Multiple Sclerosis. The company holds the exclusive worldwide license from the University of Chicago through its prime contractor relationship with Argonne National Laboratory for patents relating to the use of adult pluripotent stem cells derived from patients' own circulating blood. PharmaFrontiers also owns patented and proprietary individualized cell therapies that are in FDA Phase I/II human dose ranging clinical trials to evaluate their safety and effectiveness in treating MS.

   Safe Harbor Statement

   This press release contains "forward-looking statements," including statements about PharmaFrontiers' growth and future operating results, discovery and development of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. These forward-looking statements are based on management's current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including those relating to PharmaFrontiers' ability to obtain additional funding, develop its stem cell technologies, achieve its operational objectives, and obtain patent protection for its discoveries, that may cause PharmaFrontiers' actual results to be materially different from any future results expressed or implied by such forward-looking statements. PharmaFrontiers undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

    CONTACT: PharmaFrontiers Corp.
             C. William Rouse, 281-775-0608
             brouse@pharmafrontierscorp.com
                 or
             Lippert/Heilshorn & Associates
             Kim Sutton Golodetz, 212-838-3777 (Investor Relations) kgolodetz@lhai.com
             Bruce Voss, 310-691-7100 (Investor Relations) bvoss@lhai.com